Exhibit 99.1

                         LITTON INDUSTRIES INC. CONFIRMS
                       AVONDALE INDUSTRIES, INC. TO ACCEPT
                     REVISED ACQUISITION PROPOSAL OF $39.50
                                    PER SHARE

                 AVONDALE TO TERMINATE NEWPORT NEWS SHIPBUILDING
                                MERGER AGREEMENT

WOODLAND HILLS, Calif. (June 1, 1999) Litton Industries, Inc. (NYSE: LIT) said it has been notified by Avondale Industries, Inc. (NASDAQ: AVDL) that Avondale's Board of Directors is prepared to accept Litton's revised acquisition proposal of $39.50 per share in a transaction valued at $529 million in the aggregate. Avondale previously had agreed to be acquired by Newport News Shipbuilding (NYSE: NNS) in a stock-for-stock transaction valued at $35.50 per share based on Newport News' closing stock price of $29.6875 on January 19, 1999, the last trading day prior to the announcement of the proposal.

Avondale has informed Newport News of its intent to terminate the merger agreement, and said it intends to sign a definitive merger agreement with Litton following the expiration of a 48-hour notification period required under the Avondale/Newport News merger agreement.

Michael D. Brown, chairman and chief executive officer, said, "We're extremely pleased that Avondale's board has recognized the superior value of our all-cash proposal. We look forward to executing this agreement, which will create a world-class shipbuilder."

As previously announced on May 6, 1999, Litton has made a separate proposal to acquire Newport News in a stock-for-stock merger that would be valued at $35.61 per Newport News share based on the May 6, 1999 closing price of $64.75 for Litton's common stock. The Newport News proposal is independent of the Avondale proposal, and neither is conditioned upon the acceptance of the other proposal.

Litton is a leader in worldwide technology markets for advanced electronic, defense and information systems, and is a major designer and builder of surface combatant ships for the U.S. Navy and allied nations.

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management's current assumptions and estimates of future performance and economic conditions, and are subject to risks and uncertainties that could cause actual results to differ materially. For a discussion identifying some important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the Company's 1998 Annual Report on Form 10-K, and other documents, filed with the Securities and Exchange Commission.

FOR INVESTORS, CONTACT:
J. Spencer Davis of Litton
(818) 598-5495

FOR MEDIA, CONTACT:
Randy Belote of Litton
(703) 413-1521